EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart,Indiana 46514 • (574) 293-7511

April 22, 2003

FOR RELEASE: Immediately

CTS CONTINUES PROFITABLE PERFORMANCE

Delivers strong positive cash flow.

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced first quarter 2003 results, with diluted earnings per share of $0.02, $0.01 better than consensus estimate.

First quarter revenues were $105.8 million, down 6% from the first quarter of 2002. The decline in sales from the year ago period primarily reflects the Company’s decision to discontinue the manufacture of certain components used in cell phone applications.

Net earnings for the first quarter were $0.6 million, or $0.02 per share diluted, versus a net loss of $1.9 million, or $0.06 loss per share diluted, in the first quarter of 2002. Last year’s first quarter included an earnings per share negative impact of $0.02 for restructuring-related one-time charges as well as $0.07 earnings per share gain from a one-time customer reimbursement.  Contributing to the earnings improvement from last year’s first quarter were lower operating expenses due to the Company’s restructuring and cost reduction programs, and lower depreciation and interest expenses.

Commenting on the first quarter results, Donald Schwanz, CTS Chairman and Chief Executive Officer, said, “I am pleased with our continuing progress in reducing our cost structure and improving profitability. While we had expected sales to decline from the fourth quarter of 2002 due to seasonal factors, it is also clear that the markets we serve continue to exhibit weakness. However, our new business development initiatives are meeting our expectations and we believe they will provide the foundation for future growth and profitability. Significant new product and customer wins were achieved in automotive sensors, components and our EMS business. In what remains a very challenging environment, our focus continues to be on margin improvement, through cost reduction and improved product mix, accelerating growth initiatives, and effectively managing our balance sheet and cash flow.”

General Comments:

o

Net cash provided by operations and investing activities was $8.2 million and $1.7 million, respectively, for the first quarter. Free cash flow, defined as cash provided by operating activities, less net cash used in or provided by investing activities, was $9.9 million. This amount includes $3.9 million of proceeds from sales of assets.

o	Total debt was reduced to $85.2 million, down $10.2 million from the last quarter, and down $34.9 million from the first quarter of 2002. Bank debt was reduced to $18.2 million.

o	The total debt to capitalization ratio decreased to 24%, down from 26% at 2002 year end, and lower than the 31% at the end of the 2002 first quarter.

o

During the quarter, the Company ceased production of 3.2 mm x 5 mm TCXO components used in cell phone applications and sold the production assets to TXC Corporation under a previously announced agreement. CTS announced its intent to exit this product line in 2002.

o

During the quarter, the Company opened a new sales office in Shanghai to support sales development for automotive sensors and components. CTS sales of automotive sensors to the Asian market have grown from an annual amount of approximately $2 million in 2001 to an annual run-rate of over $6 million, based upon the first quarter of 2003.

o	The Tianjin Economic-Technological Development Area recently ranked the CTS Tianjin, China operation as 18 of the Top 100 Companies operating in the Area for 2002.

o

The Company took specific actions to mitigate the risk of SARS to the Company, its employees, customers and other stakeholders. These actions included employee education, travel restrictions, and ongoing health monitoring. The Company has also established procedures to deal with a reported illness, including backup plans to minimize potential business interruptions.

o	The first quarter dividend of $0.03 per share was declared. The Company has paid dividends continuously for over 70 years.

FIRST QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2003		First Quarter 2002		Fourth Quarter 2002
				Operating
	Net	Operating	Net	Earnings/	Net	Operating
	Sales	Earnings	Sales	(Loss)	Sales	Earnings

Components & Sensors	$60.3	$0.3	$64.9	$(3.1)*	$64.5	$0.1
Electronics Manufacturing Services (EMS)	45.5	2.3	47.7	3.3	52.0	$2.9

Total	$105.8	$2.6	$112.6	$0.2 *	$116.5	$3.0

*	Includes restructuring-related charges of $0.8 million, and gain from a customer reimbursement of $3.1 million.

Components & Sensors: Components and sensors sales decreased by $4.6 million, or 7%, from the first quarter of 2002, primarily as a result of lower volumes for some components products used in cell phone applications, that were announced as “end of life” in the third quarter of 2002. Improved product mix in components and sensors products, combined with cost reduction from consolidation and efficiency improvement programs, generated improved positive operating earnings despite lower sales. First quarter sales were down from the fourth quarter of 2002 by $4.2 million or 7%, due to seasonal fluctuations in production schedules in the communications market, as well as lower volumes for the “end of life” products. Operating earnings improved from the fourth quarter of 2002, as a result of the profit improvement and cost reduction programs, and lower depreciation expense.

EMS: EMS sales decreased from the first quarter of 2002 by $2.2 million or 5%, primarily as a result of lower demand for networking and other infrastructure systems equipment. Profitability decreased due to lower volume and product mix within the EMS segment. Segment sales were below the fourth quarter of 2002 by $6.5 million or 13%, primarily due to the lower demand in the communications infrastructure and the data storage systems equipment served markets. Segment operating earnings were down due to lower volumes.

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Statements about the Company’s earnings outlook and its plans, estimates and beliefs concerning the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of factors which could affect the Company’s operating results, liquidity and financial condition. We undertake no obligations to publicly update or revise any forward-looking statements. Factors that could impact future results include among others: the general market conditions in the automotive, computer and communications markets, and in the overall worldwide economies; reliance on key customers; the Company’s capabilities to implement measures to improve its financial condition and flexibility; the Company’s successful execution of its ongoing cost-reduction plans; pricing pressures and demand for the Company’s products, especially if economic conditions worsen or do not recover in the key markets for the Company’s products; changes in the liability insurance markets which might impact the Company’s capability to obtain appropriate levels of insurance coverage; the effect of major health concerns such as Severe Acute Respiratory Syndrome (SARS) on our employees, customers and suppliers; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

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CTS Corporation is a leading designer and manufacturer of components and sensors, and EMS for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. Worldwide sales coverage is accomplished through a network of direct sales personnel, independent manufacturers’ representatives and electronic distributors. The Company’s stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the Company’s website at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended

	March 30, 2003	March 31, 2002

Net sales	$105,769	$112,593
Costs and expenses:
Cost of goods sold	84,686	89,915 (1)
Selling, general and administrative expenses	12,848	15,317
Research and development expenses	5,641	7,133

Operating earnings	2,594	228
Other expenses (income):
Interest expense	1,972	2,670
Other	(139)	92

Total other expenses	1,833	2,762

Earnings (loss) before income taxes	761	(2,534)
Income tax expense (benefit)	190	(633)

Net earnings (loss)	$571	$(1,901)

Net earnings (loss) per share

Basic	$0.02	$(0.06)

Diluted	$0.02	$(0.06)

Cash dividends paid per share	$0.03	$0.03

Average common shares outstanding:
Basic	34,020	31,802
Diluted	34,258	31,802

(1)	Cost of goods sold include restructuring-related, one-time charges of $0.8 million consisting primarily of equipment relocations and other employee-related costs, and one-time gain from a customer reimbursement of $3.1 million.

CTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	March 30, 2003	December 31, 2002*

	(UNAUDITED)
Cash and equivalents	$7,661	$9,225
Accounts receivable, net	59,783	63,802
Inventories, net	36,114	36,262
Other current assets	42,208	43,045

Total current assets	145,766	152,334

Property, plant and equipment, net	142,913	148,632
Other assets	186,928	189,066

Total Assets	$475,607	$490,032

Current maturities of long-term debt	$18,200	$28,350
Accounts payable	47,453	44,490
Other accrued liabilities	55,224	61,716

Total current liabilities	120,877	134,556

Long-term debt	67,000	67,000
Other liabilities	23,467	23,456
Shareholders’ equity	264,263	265,020

Total Liabilities and Shareholders' Equity	$475,607	$490,032

*The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.